Exhibit 10.1
GLOBAL MED TECHNOLOGIES, INC.
INDEMNIFICATION AGREEMENT
     This Indemnification Agreement (this “Agreement”) is made and entered into as of the 17th day of February, 2010 by and between Global Med Technologies, Inc., a Colorado corporation (the “Corporation”), and                                          (“Indemnitee”).
WITNESSETH:
     WHEREAS, the Corporation has entered into an Agreement and Plan of Merger dated January 31, 2010 (the “Agreement and Plan of Merger”) by and among the Corporation, Haemonetics Corporation, a Massachusetts corporation (“Parent”), and Atlas Acquisition Corp., a Colorado corporation and a wholly-owned subsidiary of Parent (“Purchaser”);
     WHEREAS, under the terms of the Agreement and Plan of Merger, Purchaser will commence a tender offer (the “Offer”) for shares of the Corporation’s common stock, par value $0.01 per share, and for shares of the Corporation’s Series A Convertible Preferred Stock, par value $0.01 per share;
     WHEREAS, following the consummation of the Offer and subject to the satisfaction or waiver of the conditions set forth in the Agreement and Plan of Merger, Purchaser will merge into the Corporation and the Corporation shall continue as the surviving corporation (the “Merger”);
     WHEREAS, in connection with the Corporation becoming a party to the Agreement and Plan of Merger, on February 11, 2010, a complaint (the “Complaint”) was filed in the District Court of Jefferson County, Colorado against the Corporation, Parent, Purchaser, Michael Ruxin, Thomas Marcinek, Sarah Eames, T. Kendall Hunt and Robert Gilmore on behalf of a purported class of public shareholders of the Corporation;
     WHEREAS, in connection with the events forming the allegations in the Complaint and leading to the Agreement and Plan of Merger, Indemnitee has furnished to the Corporation his affirmation of his good faith conduct and undertaking to repay expenses required by CBCA § 7-109-104(a) and (b);
     WHEREAS, independent counsel selected by the Board of Directors pursuant to CBCA § 7-109-106 has determined that the facts known to the Corporation and to Counsel at the time of such determination would not preclude indemnification under CBCA title 7, Article 109;
     WHEREAS, highly competent persons have become more reluctant to serve corporations as directors, officers or in other capacities unless they are provided with adequate indemnification against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;
     WHEREAS, the uncertainties relating to indemnification have increased the difficulty of attracting and retaining such persons;

     WHEREAS, the Board of Directors of the Corporation has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of the Corporation’s shareholders and that in light of the Complaint and the contemplated Offer and Merger that the Corporation should act to assure such persons that there will be increased certainty of such protection in the future;
     WHEREAS, it is reasonable, prudent and necessary for the Corporation contractually to obligate itself to indemnify, and to advance expenses on behalf of, such persons to the fullest extent permitted by applicable law so that they will serve or continue to serve the Corporation free from undue concern that they will not be so indemnified; and
     WHEREAS, the Indemnitee does not regard the protection available under the Corporation’s Articles of Incorporation, Bylaws and insurance as adequate in the present circumstances, and may not be willing to serve the Corporation without adequate protection, and the Corporation desires the Indemnitee to continue to serve the Corporation.
     NOW, THEREFORE, in consideration of Indemnitee’s agreement to provide services to the Corporation and/or certain of its affiliates as contemplated hereby, the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto stipulate and agree as follows:
ARTICLE I
Definitions
     Section 1.1. As used herein, the following words and terms shall have the following respective meanings (whether singular or plural):
     “Acceptance Date” has the meaning set forth in the Agreement and Plan of Merger.
     “Agreement and Plan of Merger” has the meaning set forth in the recitals hereto.
     “Articles of Incorporation” means the Articles of Incorporation of the Corporation (as they may be amended or restated from time to time).
     “Board of Directors” means the board of directors of the Corporation.
     “Bylaws” means the bylaws of the Corporation (as they may be amended or restated from time to time).
     “CBCA” means the Colorado Business Corporation Act.

     “Change of Control” means:
     (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of forty percent (40%) or more of either (1) the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition by the Corporation, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any entity controlled by the Corporation or (C) any acquisition by any entity pursuant to a transaction which complies with clauses (1) and (2) of subsection (iii) of this definition;
     (ii) Individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;
     (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than forty percent (40%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, and (2) at least a majority of the members of the board of directors of the corporation, or the similar managing body of a non-corporate entity, resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or
     (iv) the occurrence of the Acceptance Date.

     “Covered Capacity” means, with respect to any person, that such person (or a person for whom he is serving as a legal representative) is or was a director, officer, fiduciary, employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, manager, officer, trustee, partner, promoter, associate, member, fiduciary, employee or agent of another domestic or foreign entity or an employee benefit plan.
     “Expenses” include all direct and indirect costs, fees and expenses of any type or nature, including, without limitation, all attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services and all other disbursements or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of or otherwise participating in a Proceeding, including reasonable compensation for time spent by Indemnitee for which he is not otherwise compensated by the Corporation or any third party. “Expenses” also include expenses incurred in connection with any appeal resulting from any Proceeding, including the premium for, security for, and other costs relating to, any cost bond, supersedeas bond or other appeal bond or its equivalent. “Expenses” do not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee.
     “Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the five (5) years previous to his selection or appointment has been, retained to represent: (i) the Corporation or Indemnitee in any matter material to either such party or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. The term “Independent Counsel” does not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Corporation or Indemnitee in an action to determine Indemnitee’s rights under this Agreement, the Bylaws of the Corporation or under any agreement between Indemnitee and the Corporation.
     “Proceeding” includes a threatened, pending or completed action, suit, arbitration, alternate dispute resolution, investigation, inquiry, administrative hearing, appeal or any other actual, threatened or completed proceedings with or brought in the right of the Corporation or otherwise and whether civil, criminal, administrative or investigative in nature.
ARTICLE II
Services by Indemnitee
     Section 2.1. Indemnitee agrees to serve or continue to serve in his current capacity or capacities as a director, officer, employee, agent or fiduciary of the Corporation. Indemnitee may also serve, as the Corporation may reasonably request from time to time, as a director, officer, employee, agent or fiduciary of any other corporation, partnership, limited liability company, association, joint venture, trust, employee benefit plan or other enterprise in which the Corporation has an interest. Indemnitee and the Corporation each acknowledge that they have entered into this Agreement as a means of inducing Indemnitee to serve the Corporation in such capacities. Indemnitee may at any time and for any reason resign from such position or positions (subject to any other contractual obligation or any obligation imposed by operation of law). The Corporation shall have no obligation under this Agreement to continue Indemnitee in any such position for any period of time and shall not be precluded by the provisions of this Agreement from removing Indemnitee from any such position at any time.

ARTICLE III
Third Party Proceedings
     Section 3.1. The Corporation shall indemnify Indemnitee if he was or is a party or is threatened to be made a party to any Proceeding, except an action by or in the right of the Corporation, by reason of the fact that he is or was serving or acting in a Covered Capacity, against Expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by Indemnitee in accordance with Article VIII in connection with the Proceeding if (i) he acted in good faith, (ii) (A) in the case of conduct in an official capacity, in a manner which Indemnitee reasonably believed to be in the best interests of the Corporation and (B) in the case of conduct other than in an official capacity, in a manner which Indemnitee reasonably believed to be not opposed to the best interests of the Corporation and, (iii) with respect to any criminal Proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that Indemnitee did not meet the standard of conduct described in this Section 3.1.
ARTICLE IV
Derivative Actions
     Section 4.1. The Corporation shall indemnify Indemnitee if he was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that Indemnitee is or was serving or acting in a Covered Capacity, against Expenses actually and reasonably incurred by Indemnitee in accordance with Article VIII and amounts paid in settlement thereof if (i) Indemnitee acted in good faith and (ii) (A) in the case of conduct in an official capacity, in a manner which Indemnitee reasonably believed to be in the best interests of the Corporation and (B) in the case of conduct other than in an official capacity, in a manner which Indemnitee reasonably believed to be not opposed to the best interests of the Corporation. Indemnification may not be made for any claim, issue or matter as to which Indemnitee has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such Expenses as the court deems proper.
ARTICLE V
Party Who is Wholly or Partially Successful
     Section 5.1. Notwithstanding any other provisions of this Agreement, to the extent that Indemnitee is a party to or a participant in and is successful on the merits or otherwise in any Proceeding or in defense of any claim, issue or matter in any Proceeding, in whole or in part, to which Indemnitee was or is a party or is otherwise involved by reason of the fact that he is or was serving or acting in a Covered Capacity, the Corporation shall indemnify and hold harmless Indemnitee against all Expenses actually and reasonably incurred by Indemnitee in accordance with Article VIII in connection with any Proceeding or defense. If Indemnitee is not wholly successful in the Proceeding, the Corporation shall indemnify and hold harmless Indemnitee against all Expenses actually and reasonably incurred by him or on his behalf to the fullest extent permitted by applicable law. The termination of any claim, issue or matter in the Proceeding by dismissal, with or without prejudice, by reason of settlement, judgment, order or otherwise, shall be deemed to be a successful result as to such Proceeding, claim, issue or matter, so long as there has been no finding that Indemnitee (i) derived an improper personal benefit pursuant to CBCA Section 7-109-102, (ii) did not act in good faith, (iii) in the case of conduct in an official capacity, did not act in a manner which Indemnitee reasonably believed to be in the best interests of the Corporation, (iii) in the case of conduct other than in an official capacity, did not act in a manner which Indemnitee reasonably believed to be not opposed to the best interests of the Corporation or (iv) with respect to any criminal proceeding or action, had reasonable cause to believe his or her conduct was unlawful.

ARTICLE VI
Expenses as Witness
     Section 6.1. To the extent Indemnitee is, by reason of his or her serving or acting in a Covered Capacity, a witness in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified and held harmless against all Expenses actually and reasonably incurred by him or on his behalf in accordance with Article VIII in connection with the Proceeding and his or her acting as a witness in it.
ARTICLE VII
Exclusions
     Section 7.1. Notwithstanding the foregoing, indemnification, unless ordered by a court pursuant to CBCA 7-109-105 or for the advancement of Expenses made pursuant to Section 8.1, shall not be made to or on behalf of the Indemnitee if such indemnification is in connection with a Proceeding, other than a Proceeding by or in the right of the Corporation, charging that the Indemnitee derived an improper personal benefit in which Proceeding the Indemnitee was adjudged liable on the basis that the Indemnitee derived an improper personal benefit.
     Section 7.2. Notwithstanding any provision in this Agreement, the Corporation is not obligated under this Agreement to make any indemnification payments in connection with any claim made against Indemnitee:
     (a) For which payment has actually been received by or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount actually received under any insurance policy, contract, agreement or other indemnity provision or otherwise; or
     (b) Except as provided for in Sections 8.1 or 12.3 of this Agreement, in connection with any Proceeding or any part of any Proceeding, initiated by Indemnitee, including those initiated against the Corporation or its officers, directors or employees, unless (i) the Board of Directors authorizes the Proceeding or part thereof before its initiation or (ii) the Corporation provides the indemnification in its sole discretion, pursuant to the powers vested in the Corporation under applicable law.

ARTICLE VIII
Advancement of Expenses
     Section 8.1. Notwithstanding any other provision of this Agreement and to the fullest permitted by applicable law, the Corporation shall advance the Expenses incurred by Indemnitee in connection with any Proceeding to which Indemnitee was or is a party or is otherwise involved by reason of the fact that he is or was serving or acting in a Covered Capacity, as soon as practicable but in any event not more than ten (10) days after receipt by the Corporation of a statement requesting the advances, whether the statement is submitted before or after final disposition of any Proceeding. Unless otherwise required by law, the Corporation shall not require that Indemnitee provide any form of security for repayment of or charge any interest on any amounts advanced pursuant to this Section 8.1. The advances shall be made without regard to Indemnitee’s ability to repay the Expenses and without regard to any belief or determination as to Indemnitee’s ultimate entitlement to be indemnified. Advances shall include any and all reasonable Expenses incurred in pursuing a Proceeding to enforce the right of advancement, including Expenses incurred in preparing statements to the Corporation to support the advances claimed. Indemnitee qualifies for advances, to the fullest extent permitted by applicable law, solely upon the execution and delivery to the Corporation of (i) a written affirmation of the Indemnitee’s good faith belief that the Indemnitee has met the standard of conduct described in Section 7-109-102 of the CBCA and (ii) a written undertaking providing that Indemnitee undertakes to repay the advance to the extent it is ultimately determined that Indemnitee did not meet the standard of conduct described in Section 7-109-102 of the CBCA. This section does not apply to any claim made by Indemnitee for any indemnification payment that is excluded pursuant to Section 7.2 of this Agreement.
ARTICLE IX
Notices
     Section 9.1. Indemnitee agrees to notify the Corporation in writing promptly after being served with any summons, citation, subpoena, complaint, indictment, inquiry, information request or other document relating to any Proceeding or matter which may be subject to indemnification, hold harmless or exoneration rights or the advancement of expenses; provided, however, that the failure of Indemnitee to so notify the Corporation shall not relieve the Corporation of any obligation it may have to Indemnitee under this Agreement or otherwise. Indemnitee may deliver to the Corporation a written application to indemnify and hold harmless Indemnitee in accordance with this Agreement. The application may be delivered from time to time and may be amended and supplemented and at such times as Indemnitee deems appropriate in his or her sole discretion. After a written application for indemnification is delivered by Indemnitee, Indemnitee’s entitlement to indemnification shall be determined pursuant to Articles X, XI and XII of this Agreement.

ARTICLE X
Procedures
     Section 10.1. To the fullest extent permitted by law, the indemnification provided for in this Agreement shall be deemed mandatory. To the extent that, under applicable law, any indemnification provided for in this Agreement is treated as discretionary, any indemnification determination, unless ordered by a court or advanced pursuant to Section 8.1 of this Agreement, may be made by the Corporation only as authorized in the specific case upon a determination that the indemnification of Indemnitee is proper in the circumstances. Such determination must be made:
     (i) by the Board of Directors by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum;
     (ii) if a quorum cannot be obtained, by a majority vote of a committee of the Board of Directors designated by the Board of Directors, which committee shall consist of two (2) or more directors not parties to the proceeding; except that directors who are parties to the proceeding may participate in the designation of directors for the committee; or
     (iii) if a quorum cannot be obtained as contemplated in paragraph (i) of this Section 10.1, and a committee cannot be established under paragraph (ii) of this Section 10.1, or, even if a quorum is obtained or a committee is designated, if a majority of the directors constituting such quorum or such committee so directs, the determination may be made:
(1)	By Independent Counsel selected by a vote of the Board of Directors or the committee in the manner specified in paragraph (i) or (ii) of this Section 10.1 or, if a quorum of the full Board of Directors cannot be obtained and a committee cannot be established, by Independent Counsel selected by a majority vote of the full Board of Directors; or

(2)	By the Corporation’s shareholders.
     Notwithstanding the foregoing, if at any time during the two (2) year period prior to the date of any written application for indemnification submitted by Indemnitee in connection with a particular Proceeding there shall have occurred a Change of Control, the Board of Directors shall direct (unless Indemnitee otherwise agrees in writing) that the indemnification determination shall be made by Independent Counsel in a written opinion. Notwithstanding the foregoing, if the determination that indemnification or advance of Expenses is permissible is made by Independent Counsel then the Board of Directors shall authorize and direct such indemnification and advancement of Expenses.
     Section 10.2. If the determination of Indemnitee’s entitlement to indemnification is to be made by Independent Counsel following a Change of Control, the Independent Counsel must be selected as provided in this Section 10.2. The Independent Counsel shall be selected by Indemnitee (which selection shall be ratified by the Board of Directors).

     Section 10.3. The Corporation agrees to pay the reasonable fees and Expenses of Independent Counsel in accordance with Article VIII and to fully indemnify and hold the Independent Counsel harmless against any and all Expenses, claims, liabilities and damages arising out of or relating to this Agreement or the Independent Counsel’s engagement.
     Section 10.4. The Corporation must promptly advise Indemnitee in writing if a determination is made that Indemnitee is not entitled to indemnification and must include a description of the reasons or basis for denial. If it is determined Indemnitee is entitled to indemnification, the payment to Indemnitee must be made as soon as practicable but in no event more than ten (10) days after the determination. Indemnitee must reasonably cooperate with the persons making the determination and, upon request, must provide such persons with documents and information (which are not privileged or otherwise protected) reasonably available to Indemnitee and reasonably necessary to the determination. All Expenses incurred by Indemnitee in cooperating with the persons making the determination shall be paid by the Corporation (irrespective of the determination as to indemnification) and the Corporation hereby indemnifies and agrees to hold Indemnitee harmless from those Expenses.
ARTICLE XI
Presumptions
     Section 11.1. In determining whether Indemnitee is entitled to indemnification under this Agreement, the person or persons making the determination must presume that Indemnitee is entitled to indemnification under this Agreement and the Corporation has the burden of proof to overcome that presumption. Moreover, if at any time during the two (2) year period prior to the date of any written application for indemnification submitted by Indemnitee in connection with a particular Proceeding or other matter there shall have occurred a Change of Control, the foregoing presumption may only be overcome by clear and convincing evidence. Neither of the following is a defense to an action seeking a determination granting indemnity to Indemnitee or creates a presumption that Indemnitee has not met the applicable standard of conduct: (i) the failure of the Corporation (including its directors or Independent Counsel) to have made a determination before the beginning of an action seeking a ruling that indemnification is proper nor (ii) an actual determination by the Corporation (including its directors or Independent Counsel) that Indemnitee has not met the applicable standard of conduct.
     Section 11.2. If the persons or entity selected under Article X of this Agreement to determine whether Indemnitee is entitled to indemnification has not made a determination within thirty (30) days after receipt by the Corporation of the request for it, the requisite determination of entitlement to indemnification shall be deemed to have been made and Indemnitee is entitled to such indemnification, absent (i) a misstatement by Indemnitee of a material fact or an omission of material fact necessary to make his or her statements not materially misleading made in connection with the request for indemnification (which misstatement or omission is shown by the Corporation to be of sufficient importance that it would likely alter the applicable determination) or (ii) a final judicial determination that indemnification is expressly prohibited under applicable law. The thirty (30) day period may be extended for a reasonable time, not to exceed fifteen (15) additional days, if the persons or entity making the determination requires the additional time for obtaining or evaluating documents or information.

     Section 11.3. The termination of any Proceeding or any claim therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere does not (except as expressly provided elsewhere in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not meet any particular standard of conduct, did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe his or her conduct was unlawful.
     Section 11.4. In determining good faith, Indemnitee must be deemed to have acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation if Indemnitee’s action is based on the records or books of account of the Corporation, including financial statements, or on information, opinions, reports or statements supplied to Indemnitee by the directors or officers of the Corporation or other enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or the enterprise or on information or records given or reports made by an independent certified public accountant or by an appraiser or other expert.
     Section 11.5. The knowledge and actions or failures to act of any other director, officer, trustee, partner, member, fiduciary, agent or employee of the Corporation or other enterprise shall not be imputed to Indemnitee for the purposes of determining his or her right to indemnification.
ARTICLE XII
Remedies of Indemnitee
     Section 12.1. If a determination is made that Indemnitee is not entitled to indemnification under this Agreement, any judicial Proceeding or arbitration begun pursuant to this Agreement must be conducted in all respects as a de novo trial or arbitration, on the merits, and Indemnitee shall not be prejudiced by reason of the adverse determination. In such a Proceeding or arbitration, Indemnitee is presumed to be entitled to indemnification and the Corporation has the burden of proving Indemnitee is not entitled to be indemnified. Moreover, if at any time during the two (2) year period prior to the date of any written application for indemnification submitted by Indemnitee in connection with a particular Proceeding or other matter there shall have occurred a Change of Control, the Corporation will be deemed to have satisfied such burden only if it meets the standard of proof by clear and convincing evidence. The Corporation may not refer to or introduce into evidence any determination made pursuant to Section 11.1 of this Agreement adverse to Indemnitee for any purpose. If Indemnitee begins a judicial Proceeding or arbitration seeking indemnification, Indemnitee is not required to reimburse the Corporation for any advances pursuant to Section 8.1 of this Agreement until a final determination is made with respect to Indemnitee’s right to indemnification, after all rights of appeal have been exhausted or lapsed.
     Section 12.2. If it has been determined that Indemnitee is entitled to indemnification, the Corporation is bound by that determination in any judicial Proceeding or arbitration commenced by Indemnitee seeking to compel the indemnification, absent (i) a misstatement by Indemnitee of a material fact or an omission of a material fact necessary to make Indemnitee’s statement not materially misleading connected with the request for indemnification (which misstatement or omission is shown by the Corporation to be of sufficient importance that it would likely alter the applicable determination) or (ii) a prohibition of the indemnification under applicable law. In any Proceeding or arbitration commenced by Indemnitee seeking indemnification, the Corporation is precluded from asserting that the procedures and presumptions of this Agreement are not valid, binding and enforceable and must stipulate that the Corporation is bound by all the provisions of this Agreement.

ARTICLE XIII
Contribution; Joint Liability
     Section 13.1. To the fullest extent permissible under applicable law, if the indemnification rights provided for in this Agreement are unavailable to Indemnitee in whole or in part for any reason whatsoever (other than by reason of the language of any express exclusion contained in this Agreement), the Corporation, instead of indemnifying and holding harmless Indemnitee, must contribute to the payment thereof, in the first instance, by paying the entire amount incurred by Indemnitee, whether for judgments, liabilities, fines, penalties, amounts paid or to be paid in settlement and/or for Expenses, in connection with any Proceeding without requiring Indemnitee to contribute to the payment, and the Corporation hereby waives and relinquishes any right of contribution it may have at any time against Indemnitee. The Corporation shall not enter into any settlement of any Proceeding in which the Corporation is jointly liable with Indemnitee, or would be joined in the Proceeding, unless the settlement provides for a full and final release of all claims asserted against Indemnitee. The Corporation hereby agrees to fully indemnify and hold harmless Indemnitee from any claims for contribution which may be brought by officers, directors or employees of the Corporation other than Indemnitee who may be jointly liable with Indemnitee.
ARTICLE XIV
Subrogation
     Section 14.1. If any payment is made under this Agreement, the Corporation is subrogated to the extent of such payment to all the rights of recovery of Indemnitee, who must within a reasonable period of time after payment execute all papers required and take all action necessary to secure those rights, including the execution of such documents as are necessary to enable the Corporation to bring suit to enforce those rights.
ARTICLE XV
Severability
     Section 15.1. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, but not limited to, each portion of any paragraph containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Agreement (including, but not limited to, each such portion of any paragraph containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE XVI
Miscellaneous
     Section 16.1. Non-Exclusivity of Rights. The rights of Indemnitee under this Agreement are not exclusive of any other rights to which Indemnitee may at any time be entitled under the law, the Articles of Incorporation, the Bylaws or any agreement. The indemnification and advancement of Expenses for Indemnitee who has ceased to be a director, officer, employee or agent shall continue in full force and effect and shall inure to the benefit of the heirs, executors and administrators of Indemnitee. The rights of Indemnitee under this Agreement shall be contract rights. No amendment, alteration or repeal of this Agreement can limit or restrict any right of Indemnitee under this Agreement with respect to any action taken before the amendment, alteration or repeal. If a change in applicable law permits greater indemnification than that which would be afforded under this Agreement, it is the intent of the Corporation that Indemnitee shall enjoy by this Section 16.1 the greater benefits so afforded. Except as provided in this Section 16.1 with respect to changes in applicable law which broaden the right of Indemnitee to be indemnified by the Corporation, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto.
     Section 16.2. Acknowledgment of Certain Matters. Both the Corporation and Indemnitee acknowledge that in certain instances, applicable law or public policy may prohibit indemnification of Indemnitee by the Corporation under this Agreement or otherwise. Indemnitee understands and acknowledges that the Corporation has undertaken or may be required in the future to undertake, by the Securities and Exchange Commission, to submit the question of indemnification to a court in certain circumstances for a determination of the Corporation’s right under public policy to indemnify Indemnitee.
     Section 16.3. Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term only by a writing signed by the party against which such waiver is to be asserted. Unless otherwise expressly provided herein, no delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
     Section 16.4. Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are superseded by this Agreement.
     Section 16.5. Certain Rights. The right to be indemnified or to the advancement or reimbursement of Expenses (i) is intended to be retroactive and shall be available as to events occurring prior to the date of this Agreement and (ii) shall continue after any rescission or restrictive modification of such provisions as to events occurring prior thereto. Nothing in this Agreement, expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to this Agreement and their respective heirs, personal representatives, successors and assigns.

     Section 16.6. Governing Law; Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of Colorado without regard to any principles of conflict of laws that, if applied, might permit or require the application of the laws of a different jurisdiction. The parties hereby agree that any dispute that may arise between them arising out of or in connection with this Agreement shall be adjudicated before a court located in Jefferson County, Colorado and they hereby submit to the exclusive jurisdiction of the courts of the State of Colorado located in Lakewood, Colorado, and of the federal courts having jurisdiction in such district with respect to any action or legal proceeding commenced by either party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement.
     Section 16.7. Headings. The Article and Section headings in and referred to in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
     Section 16.8. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
     Section 16.9. Use of Certain Terms. As used in this Agreement, the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph, section, subsection, or other subdivision. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.
[signatures appear on following page]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

GLOBAL MED TECHNOLOGIES, INC.
By:
Name:
Title:

INDEMNITEE

Name: